Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,950,000.00	$357.54

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-223208
Dated March 22, 2019
PRICING SUPPLEMENT
(To Prospectus dated February 26, 2018,
Prospectus Supplement dated February 26, 2018
Equity Index Underlying Supplement dated February 26, 2018)

Structured Investments	HSBC USA Inc. $2,950,000 Dual Directional Knock-Out Notes Linked to the S&P 500® Index due April 1, 2021 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing April 1, 2021.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms
Issuer:	HSBC USA Inc.
Reference Asset:	The S&P 500® Index (Ticker: “SPX”)
Principal Amount:	$1,000 per Note
Trade Date:	March 22, 2019
Pricing Date:	March 22, 2019
Original Issue Date:	March 27, 2019
Averaging Dates:	March 23, 2021, March 24, 2021, March 25, 2021, March 26, 2021 and March 29, 2021 (the “Final Valuation Date”), subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	April 1, 2021. The Maturity Date is subject to further adjustment as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	For each Note, you will receive a cash payment on the Maturity Date based on the following:
If a Knock-Out Event has not occurred, and the Final Level is less than the Initial Level, you will receive an amount equal to the lesser of (a) 100.00% of the Principal Amount multiplied by 130%; and (b) 100.00% of the Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the product of the Reference Return (as described below) multiplied by -1, multiplied by (iii) the Participation Rate.
If a Knock-Out Event has not occurred, and the Final Level is greater than or equal to the Initial Level, you will receive an amount equal to the lesser of (a) 100.00% of the Principal Amount multiplied by 118.5%; and (b) 100.00% of the Principal Amount plus the product of (i) the Principal Amount multiplied by (ii) the Reference Return multiplied by (iii) the Participation Rate.
If a Knock-Out Event has occurred, you will receive, for each $1,000 in Principal Amount of the Notes, $1,000.
Participation Rate:	100%
Upside Knock-Out Level:	3,318.84, which is 118.50% of the Initial Level (rounded to two decimal places)
Downside Knock-Out Level:	1,960.50, which is 70.00% of the Initial Level (rounded to two decimal places)
Knock-Out Event:	A Knock-Out Event occurs if the Official Closing Level of the Reference Asset on any scheduled trading day during the Monitoring Period is (i) greater than the Upside Knock-Out Level or (ii) less than the Downside Knock-Out Level.
Monitoring Period:	From but excluding the Pricing Date to but excluding the first Averaging Date.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level –Initial Level
Initial Level
Initial Level:	2,800.71, which is the Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The arithmetic average of the Official Closing Levels on each of the Averaging Dates, as determined by the Calculation Agent.
Official Closing Level:	The Official Closing Level of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the level displayed on Bloomberg Professional® service (“Bloomberg”) page “SPX <INDEX>” or any successor page on the Bloomberg or any successor service, as applicable.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations—The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40435UJV7 / US40435UJV70
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 9 of this pricing supplement.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The Estimated Initial Value of the Notes on the Pricing Date is $975.60 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$15	$985
Total	$2,950,000	$44,250	$2,905,750

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

March 22, 2019

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm
•	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm
•	The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Investor Suitability

The Notes may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Reference Asset and you believe that the Official Closing Level of the Reference Asset will not be greater than the Upside Knock-Out Level or less than the Downside Knock-Out Level on any scheduled trading day during the monitoring period.

•	You believe that the level of the Reference Asset will increase or decrease moderately over the term of the Notes.

•	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the Notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

•	You believe that the Official Closing Level of the Reference Asset will be less than the Downside Knock-Out Level or greater than the Upside Knock-Out Level on one or more scheduled trading days or that the Reference Return will not be sufficient to provide you with your desired return.

•	You believe that the level of the Reference Asset will increase or decrease dramatically at any time during the term of the Notes.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	LIMITED, CAPPED APPRECIATION POTENTIAL — If a Knock-Out Event has not occurred and the Final Level is less than the Initial Level, you will receive at maturity an amount equal to the lesser of (a) $1,300.00 and (b) the Principal Amount plus the absolute value of the Principal Amount multiplied by the product of the Reference Return times the Participation Rate. If a Knock-Out Event has not occurred and the Final Level is greater than or equal to the Initial Level, you will receive at maturity an amount equal to the lesser of (a) $1,185.00 and (b) the Principal Amount plus the Principal Amount multiplied by the product of the Reference Return times the Participation Rate. However, if a Knock-Out Event has occurred, you will receive only the Principal Amount of your Notes at maturity. Accordingly, the maximum Payment at Maturity is $1,300.00 per $1,000 Principal Amount and your return on the Notes may be significantly less than a hypothetical direct investment in the Reference Asset. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	LIMITED EXPOSURE TO THE S&P 500® INDEX — The Notes provide a positive return based on the performance of the Reference Asset, but only if a Knock-Out Event has not occurred and the Final Level is not equal to the Initial Level. Accordingly, if Knock-Out Event has not occurred, positive or negative performance by the Reference Asset, as measured from the Initial Level to the Final Level, will have a positive effect on the Payment at Maturity, while if a Knock-Out Event has occurred you will not receive a positive return at maturity, regardless of the Reference Asset’s performance. Additionally, you will only benefit from a limited range of positive or negative performance. Positive performance by the Reference Asset above the Upside Knock-Out Level or negative performance by the Reference Asset below the Downside Knock-Out Level will not result in any additional positive return at maturity.

•	PRESERVATION OF CAPITAL AT MATURITY — You will receive back at least your Principal Amount, subject to the credit risk of HSBC, if you hold the Notes to maturity, regardless of the performance of the Reference Asset.

•	DIVERSIFICATION OF THE S&P 500® INDEX — The return on the Notes is linked inversely to the S&P 500® Index. The S&P 500® Index consists of 500 U.S. stocks. For additional information about the Reference Asset, see the information set forth under “The S&P 500® Index” in the Equity Index Underlying Supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY NOT RESULT IN A POSITIVE RETURN — If a Knock-Out Event occurs, the maximum payment that you will receive on the Notes is the Principal Amount.

•	YOUR GAIN ON THE NOTES IS LIMITED BY THE DOWNSIDE KNOCK-OUT LEVEL AND UPSIDE KNOCK-OUT LEVEL— If a Knock-Out Event does not occur, and the Final Level is less than the Initial Level, you will receive an amount equal to the lesser of (a) $1,300.00 and (b) the Principal Amount plus the absolute value of the Principal Amount multiplied by the product of the Reference Return times the Participation Rate. If a Knock-Out Event not occurred, and the Final Level is greater than or equal to the Initial Level, you will an amount equal to the lesser of (a) $1,185.00 and (b) the Principal Amount plus the Principal Amount multiplied by the product of the Reference Return times the Participation Rate. However, you will not benefit from the Reference Return or the Participation Rate and will receive only the Principal Amount of your Notes at maturity if a Knock-Out Event has occurred. Accordingly, the maximum Payment at Maturity is $1,300.00 per $1,000 Principal Amount. If a Knock-Out Event has occurred and the Final Level is greater than the Initial Level, despite the positive Reference Return, your return on the Notes will not be positive and you will receive only the Principal Amount of your Notes at maturity. Accordingly, your return on the Notes may be significantly less than a hypothetical direct investment in the Reference Asset.

•	THE POTENTIAL TO BENEFIT FROM THE REFERENCE RETURN MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the Official Closing Level of the Reference Asset is greater than the Upside Knock-Out Level or less than the Downside Knock-Out Level (i.e., a Knock-Out Event occurs), you will receive at maturity only the Principal Amount, and you will not participate in any appreciation or the absolute value of any depreciation of the Reference Asset, regardless of any appreciation or depreciation of the Reference Asset, which may be significant.

•	THE AMOUNT PAYABLE ON THE NOTES IF A KNOCK-OUT EVENT DOES NOT OCCUR IS LINKED TO THE LEVEL OF THE REFERENCE ASSET ON THE AVERAGING DATES— The Final Level of the Reference Asset will be the arithmetic average of its Official Closing Level on each of the Averaging Dates, subject to postponement for non-trading days and certain market disruption events. Although the performance of the Reference Asset during the term of the Notes will determine whether a Knock-Out Event will occur, the Final Level, and therefore the Reference Return and payment at maturity in the absence of a Knock-Out Event, will be based solely on the Official Closing Levels of the Reference Asset on the Averaging Dates, even though the performance at other times during the term of the Notes may have been more favorable.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE PRICING DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments (including short interest rebate), and you will not have voting rights or rights to receive cash dividends or other distributions or other rights as would holders of the securities included in the Reference Asset.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured or guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	THE HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and determining the amounts that we are required to pay you on the Notes, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Averaging Dates, Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities included in the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	TAX TREATMENT AS CONTINGENT PAYMENT DEBT INSTRUMENTS — We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount in gross income each year, even though no payments will be made on the Notes until maturity. For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Selected Purchase Considerations — Tax Treatment” above and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of the Notes to $1,000. The hypothetical total returns set forth below reflect the Participation Rate of 100% and assume an Initial Level of 1,000.00, a hypothetical Downside Knock-Out Level of 700.00 and a hypothetical Upside Knock-Out Level of 1,185.00. The actual Initial Level and Knock-Out Level are set forth on the cover page of this pricing supplement. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	A knock-Out Event Has not Occurred		A knock-Out Event Has Occurred
		Payment at Maturity	Hypothetical Total Return on the Notes	Payment at Maturity	Hypothetical Total Return on the Notes
2,000.00	100.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,900.00	90.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,800.00	80.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,700.00	70.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,600.00	60.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,500.00	50.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,400.00	40.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,300.00	30.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,200.00	20.00%	$1,185.00	18.5%	$1,000.00	$0.00
1,185.00	18.5%	$1,185.00	18.5%	$1,000.00	$0.00
1,100.00	10.00%	$1,100.00	10.00%	$1,000.00	$0.00
1,000.00	0.00%	$1,000.00	0.00%	$1,000.00	$0.00
975.00	-2.50%	$1,025.00	2.50%	$1,000.00	$0.00
950.00	-5.00%	$1,050.00	5.00%	$1,000.00	$0.00
900.00	-10.00%	$1,100.00	10.00%	$1,000.00	$0.00
800.00	-20.00%	$1,200.00	20.00%	$1,000.00	$0.00
700.00	-30.00%	$1,300.00	30.00%	$1,000.00	$0.00
600.00	-40.00%	$1,300.00	30.00%	$1,000.00	$0.00
500.00	-50.00%	$1,300.00	30.00%	$1,000.00	$0.00
400.00	-60.00%	$1,300.00	30.00%	$1,000.00	$0.00
300.00	-70.00%	$1,300.00	30.00%	$1,000.00	$0.00
200.00	-80.00%	$1,300.00	30.00%	$1,000.00	$0.00
100.00	-90.00%	$1,300.00	30.00%	$1,000.00	$0.00
0.00	-100.00%	$1,300.00	30.00%	$1,000.00	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 900.00. The hypothetical Reference Return on the Reference Asset is -10.00%, calculated as follows:

(900.00 - 1,000.00) ÷ 1,000.00 = -10.00%

Because a Knock-Out Event has not occurred, and the hypothetical Final Level of 900.00 is less than the Initial Level of 1,000.00, the investor receives a Payment at Maturity an amount equal to the lesser of:

(a) $1,000 ×130% = $1,300.00; and

(b) $1,000 + [$1,000 × (-10.00% × -1) × 100%] = $1,100.00

Therefore, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of the Notes.

Example 2: A Knock-Out Event has not occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 200.00. The hypothetical Reference Return on the Reference Asset is -80.00%, calculated as follows:

(200.00 - 1,000.00) ÷ 1,000.00 = -80.00%

Because a Knock-Out Event has not occurred, and the hypothetical Final Level of 200.00 is less than the Initial Level of 1,000.00, the investor receives a Payment at Maturity an amount equal to the lesser of:

(a) $1,000 ×130% = $1,300.00; and

(b) $1,000 + [$1,000 × (-80.00% × -1) × 100%] = $200.00

Therefore, the investor receives a Payment at Maturity of $1,300.00 per $1,000 Principal Amount of the Notes.

Example 3: A Knock-Out Event has not occurred and the level of the Reference Asset increases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 1,100.00. The hypothetical Reference Return on the Reference Asset is 10.00%, calculated as follows:

(1,100.00 - 1,000.00) ÷ 1,000.00 = 10.00%

Because a Knock-Out Event has not occurred, and the hypothetical Final Level of 1,100.00 is greater than the hypothetical Initial Level of 1,000.00, the investor receives a Payment at Maturity an amount equal to the lesser of:

(a) $1,000 ×118.5% = $1,185.00; and

(b) $1,000 + [$1,000 × 10.00% × 100%] = $1,100.00

Therefore, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Principal Amount of the Notes.

Example 4: A Knock-Out Event has not occurred and the level of the Reference Asset increases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 1,800.00. The hypothetical Reference Return on the Reference Asset is 80.00%, calculated as follows:

(1,800.00 - 1,000.00) ÷ 1,000.00 = 80.00%

Because a Knock-Out Event has not occurred, and the hypothetical Final Level of 1,800.00 is greater than the hypothetical Initial Level of 1,000.00, the investor receives a Payment at Maturity an amount equal to the lesser of:

(a) $1,000 ×118.5% = $1,185.00; and

(b) $1,000 + [$1,000 × 80.00% × 100%] = $1,800.00

Therefore, the investor receives a Payment at Maturity of $1,185.00 per $1,000 Principal Amount of the Notes.

Example 5: A Knock-Out Event has occurred, and the level of the Reference Asset decreases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 200.00. The hypothetical Reference Return on the Reference Asset is -80.00%, calculated as follows:

(200.00 - 1,000.00) ÷ 1,000.00 = -80.00%

However, because a Knock-Out Event has occurred, the investor receives a Payment at Maturity of $1,000, which is the Principal Amount of the Notes.

Example 6: A Knock-Out Event has occurred, and the level of the Reference Asset increases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 1,800.00. The hypothetical Reference Return on the Reference Asset is 80.00%, calculated as follows:

(1,800.00 - 1,000.00) ÷ 1,000.00 = 80.00%

However, because a Knock-Out Event has occurred, the investor receives a Payment at Maturity of $1,000, which is the Principal Amount of the Notes. Despite the positive Reference Return, the investor will not receive a positive return on the Notes and such return is significantly less than a hypothetical direct investment in the Reference Asset.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this pricing supplement. You should make your own investigation into the Reference Asset.

The S&P 500® Index (“SPX”)

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The top 5 industry groups by market capitalization as of February 28, 2019 were: Information Technology, Health Care, Financials, Communication Services and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of Reference Asset

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from March 22, 2009 through March 22, 2019. We obtained the closing levels below from the Bloomberg. We have not independently investigated the accuracy or completeness of the information obtained from the Bloomberg.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Levels on the Averaging Dates. We cannot give you assurance that the performance of the SPX will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the five trading days preceding the date of acceleration will be used as the Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $15.00 per $1,000 Principal Amount. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Mayer Brown LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments. Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes —Contingent Notes,” we have determined that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.87% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations —Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” and based upon the comparable yield, we have determined that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,058.79 at maturity.

Based upon the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2019	$21.94
2020	$29.33
2021	$7.52

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to: Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 10th Floor, New York, NY 10018. A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes. However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note. We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

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